Solid rebound from year earlier numbers

Company Reports First Quarter Results

U.S. Premium Beef’s (USPB) financial results improved significantly in the first quarter of fiscal year 2009 as compared to the same period in the prior fiscal year. For the quarter, which ended November 29, 2008, USPB recorded a net loss of $3.2 million, or $4.41 per set of linked units (one Class A and one Class B unit), compared to a net loss of $13.7 million, or $18.65 per set of linked units, for the same period in the prior fiscal year.

Recent world financial instability and foreign currency deviations had a significant impact on the current quarter’s results and have resulted in decreased demand and value of certain industry products and inventories. Those events along with continued constrained access to key export markets pressured

“Uncertainty in our international mar‑
kets continues to negatively impact
our beef margins.”—Steve Hunt,
USPB CEO

the company’s margins.

Our company’s sales and cost of sales were both higher in the first quarter than those of the prior year period. Sales were up primarily due to an increase in the average beef sales price, while cost of sales was up primarily as a result of increased outbound freight and packaging costs. A continued tight supply of market-ready cattle caused an increase in cattle prices which also contributed to the increase in cost of sales.

The beef cowherd in the United States remains in a no-growth phase which suggests the balance of processing capacity to fed cattle supplies over the next two to three years will not improve significantly. Continued challenges in the U.S. and world economy could also impact the rate and extent the U.S. cattle supply and demand for our product will grow in the coming months and years.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables our company to generate more value from the cattle we harvest and provides more opportunities in the consumer marketplace.w

Did You Know...

✓USPB producers continue to lease unitholder-owned delivery rights through our company at a record pace. We expect the availability of delivery rights for lease to be tight after the second quarter of this fiscal year. Please call our company at 866-877- 2525 if you have delivery rights you would like us to help you lease to other producers.

✓USPB’s fiscal year 2009 annual meeting will be held on Dec. 9 at the Kansas City Airport Hilton.

✓USPB’s $1 per head electronic identification tag rebate has been extended until otherwise notified.w

Decide before the last time you process them

When Should You Age Verify Your Calves?

By Brian Bertelsen, Director of Field Operations
Many producers ask me when they should enroll cattle in an Age and Source Verification (ASV) program? Since our ASV premiums are dependent upon the Japanese trade remaining open to U.S. beef and our plants continuing to be approved to export to Japan, producers often wait as long as they can to make the investment of three to five dollars per head to enroll calves at the ranch level. Unfortunately, some wait too long and miss out on the opportunity to participate in USPB’ s ASV program.

Most ASV programs require a Program Compliant Tag (PCT), some require an electronic identification tag (EID) and others require a specific visual tag for their program. Therefore, the decision to participate in our ASV program needs to be made prior to the last time you touch the calves before they leave the ranch of origin.

Multiple programs are available for ASV certification. You should know which program you want to use prior to your last opportunity to put a tag in the calves before they leave the ranch. Ranch tags alone typically are not enough. Check with your verification provider because program requirements do differ.

Feedlots must become an approved supplier by one of the ASV feedlot programs before they can ship eligible cattle to our plants. Once again, a PCT is often required, so feeders usually need to choose a program before the last time they touch the cattle. This typically means final implant time.

Unfortunately, some ranchers wait until they’ re ready to sell their

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When Should You Age Verify...	continued from page 1	USDA’s C/S Spread Below Average

calves and the last thing they want to do is to lose pay weight from working calves to apply a tag. Feeders sometimes wait until cattle are ready to market. Then, their only option is to run large cattle through a chute to apply a PCT. Producers should allow at least two weeks for the enrollment process, especially if the program requires an on-site visit before cattle are approved. However, some programs can enroll cattle and producers over the phone.

Feedlot enrollment fees vary widely depending on the program and the size of the feedlot. Some start as low as $500 per year. If you raise and finish your own cattle, feedlot enrollment fees are often lower, but be sure to select a program that can approve your cattle at the ranch and also your feedlot.

USPB has committed to paying $35 per head for ASV cattle harvested through May 31, 2009. We anticipate this program will continue beyond that date. In addition, ASV cattle have performed well on our grids earning significant premiums beyond the ASV premium as shown in the table below.

USPB has several fact sheets available on our website at www.uspremiumbeef.com. They include contact information for feedlot and ranch ASV programs and the requirements to ship cattle to our processing plants. Or, you can call us at 866- 877-2525 for advice to help ensure your cattle are eligible for our ASV premium. Enrolling calves in an ASV program is a great way to add value to the cattle you market to USPB.

USPB members continue to earn strong quality grade premiums in spite of a narrower Choice/Select spread compared to the five year average.w